UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

December 10, 2008

Date of Report (date of earliest event reported)

THERMAGE, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-33123	68-0373593
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

25881 Industrial Boulevard, Hayward, California 94545

(Address of principal executive offices)

(510) 782-2286

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 10, 2008, the Board of Directors of Thermage, Inc. (the “Company”) approved certain modifications to the Company’s non-employee director compensation policy.

First, effective immediately, the Board of Directors approved an amendment to the Company’s 2006 Equity Incentive Plan to increase the automatic, nondiscretionary grant of non-statutory options to the Company’s non-employee directors in the following manner:

•

Upon initial election as a director, each non-employee director will be granted an option to purchase fifty thousand (50,000) shares of common stock, which option shall vest ratably as to 1/36th of shares subject to the option each month, subject to the director’s continued service on each relevant vesting date; and

•

Immediately following the date of each regular annual meeting of stockholders of the Company, each non-employee director who has been a director for at least six months will be granted an option to purchase twenty-five thousand (25,000) shares of common stock, which option shall vest ratably as to 1/12th of the shares subject to the option each month, subject to the director’s continued service on each relevant vesting date.

Second, effective January 1, 2009, the Board of Directors of the Company approved an increase to $25,000 of the annual retainer for each non-employee director for general service as a director as well as increases to the annual retainers for the chairs of the Company’s Compensation Committee and Nominating and Governance Committee to $10,000 and $4,000, respectively, for service in these roles.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Pursuant to the Agreement and Plan of Merger and Reorganization, dated July 7, 2008, by and among the Company, Relay Acquisition Company, LLC, and Reliant Technologies, Inc., and with respect to Articles VIII and X only, Steven Mendelow as Securityholder Representative and U.S. Bank National Association as Escrow Agent, the Company agreed to take all actions necessary such that, effective as of the closing of the merger of Reliant with and into Relay Acquisition Company, LLC (the “Closing”), three individuals designated by Reliant’s Board of Directors would become members of the Company’s Board of Directors. In light of this obligation, on December 10, 2008, the Company’s Board of Directors appointed Eric B. Stang, Leonard DeBenedictis and Steven Mendelow to the Board of Directors of the Company, effective as of the Closing. Mr. Stang will serve as a Class III director, whose initial term will expire at the Company’s 2009 annual meeting of stockholders. Messrs. DeBenedictis and Mendelow will serve as Class II directors, whose initial terms will expire at the Company’s 2011 annual meeting of stockholders.

(e) On December 10, 2008, the Compensation Committee of the Company’s Board of Directors approved the Company’s 2009 corporate bonus plan. The purpose of the bonus plan is to reward employees for successful achievement of certain corporate performance goals based on revenue, operating income and product pipeline during fiscal year 2009.

Except for certain of the Company’s employees in manufacturing who are under a monthly bonus plan and the Company’s sales representatives who are under a sales compensation plan, all full-time regular employees, including the executive officers listed in the table below, are eligible to participate in the 2009 corporate bonus plan. Eligible employees must remain employed by the Company at the time awards are paid out on a semi-annual basis under the program in order to receive their awards, if any. The Compensation Committee may modify, amend, revoke or suspend the 2009 corporate bonus plan at any time in its sole discretion.

The Compensation Committee set target bonuses under the 2009 corporate bonus plan applicable to the Company’s executive officers. The target bonus for Stephen J. Fanning, the Company’s president and chief executive officer, is 80% of his base salary; the target bonus for John F. Glenn, the Company’s chief financial officer, and Clint Carnell, the Company’s chief operating officer, is 50% of their respective base salary; and for each other executive officer, the target bonus is 40% of his or her respective base salary.

The actual bonuses payable for fiscal year 2009, if any, will vary depending on the extent to which the Company’s actual performance meets, exceeds or falls short of the goals approved by the Compensation Committee. If the Company’s actual performance exceeds the goals approved by the Compensation Committee, the actual bonus payable may be up to 193% of the target bonus. The following table illustrates the potential payment to the Company’s named executive officers assuming the payment of 75% and 193% of the named executive officers’ target bonus.

	Current Base Salary	Target Percentage	Potential Bonus at 75% of Target	Potential Bonus at 193% of Target
Stephen J. Fanning	$450,000	80%	$270,000	$694,800
President and Chief Executive Officer
John F. Glenn	$265,000	50%	$99,375	$255,725
Chief Financial Officer
Clint Carnell	$300,000	50%	$112,500	$289,500
Chief Operating Officer

The Compensation Committee retains the discretion to increase, reduce or eliminate the bonus that otherwise might be payable under the 2009 corporate bonus plan based on actual performance as compared to the Company’s goals.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THERMAGE, INC.

Date: December 16, 2008	By:	/s/ John F. Glenn
John F. Glenn
Chief Financial Officer